Exhibit 99.1

Kayne Anderson BDC, Inc. Announces December 31, 2025 Financial Results and Declares First Quarter 2026 Dividend of $0.40 Per Share

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC or the Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, today announced its financial results for the fourth quarter ended December 31, 2025.

Financial Highlights for the Quarter Ended December 31, 2025

●	Net investment income of $30.1 million, or $0.44 per share;

●	Net asset value of $16.32 per share, decreased from $16.34 per share as of September 30, 2025, primarily as a result of realized and unrealized losses of $0.12, partially offset by higher net investment income earned over distributions paid of $0.04 and accretive share repurchases of $0.06;

●	New private credit and equity co-investment commitments of $112.8 million, fundings of $99.3 million and repayments of $131.7 million, resulting in a net funded private credit and equity investment decrease of $32.4 million;

●	Sales and repayments of broadly syndicated loans of $19.8 million;

●	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.40 per share, to be paid on April 16, 2026 to stockholders of record as of March 31, 2026.

“We remain proud of our investment performance and portfolio stability amid ongoing market volatility. We believe the current environment underscores the differentiation of our investment strategy, particularly the fact that we purposefully have the lowest software exposure in the BDC space at approximately 2% of our portfolio,” said Doug Goodwillie, Co-Chief Executive Officer. “We expect that our value lending strategy focused on lending at conservative leverage multiples to borrowers in stable and staple industries will continue to differentiate our platform over the long term.”

“During the fourth quarter, we maintained a healthy spread premium relative to the upper middle market, with new floating rate loan originations averaging 529 basis points over SOFR. Based on our current view of the market and our portfolio, we expect to be able to pay the $0.40 base dividend for all of 2026. We believe demonstrating the stability of our approach to direct lending is particularly important in the current market environment,” said Ken Leonard, Co-Chief Executive Officer.

Selected Financial Highlights

	As of
(in thousands, expect per share data)	December 31, 2025		September 30, 2025

Investment portfolio, at fair value	$2,198,421		$2,255,513
Total assets	$2,286,702		$2,337,968
Total debt outstanding, at principal	$1,130,000		$1,153,000
Net assets	$1,109,931		$1,140,096
Net asset value per share	$16.32		$16.34
Total debt-to-equity ratio	1.02	x	1.01	x

	For the quarter ended
	December 31, 2025	September 30, 2025

Net investment income per share	$0.44	$0.43
Net realized and unrealized gains (losses) per share (1)	$(0.12)	$(0.08)
Earnings per share	$0.32	$0.35
Regular dividend per share	$0.40	$0.40
Special dividend per share	$-	$-

(1) Amounts shown may not correspond for the period as it includes the effect of the timing of the distribution, shares repurchased, and the issuance of common stock.

Results of Operations

Total investment income for the quarter ended December 31, 2025 was $61.9 million, as compared to $61.3 million for the quarter ended September 30, 2025. The increase was primarily driven by rotations out of the lower yielding broadly syndicated loans into middle market loans, accelerated amortization and fees earned from repayments, partially offset by lower SOFR rates. PIK income represented 7.4% and 3.9% of total interest income for the quarter and year ended December 31, 2025.

Net investment income for the quarter ended December 31, 2025 was $30.1 million or $0.44 per share as compared to $30.0 million or $0.43 per share for the quarter ended September 30, 2025. Net expenses for the fourth quarter were $31.8 million, as compared to $31.3 million for the quarter ended September 30, 2025. The increase was primarily the result of $0.5 million of excise taxes related to undistributed income for the year and higher interest expense, partially offset by lower incentive fees during the fourth quarter.

For the quarter ended December 31, 2025, the Company had realized losses of $0.6 million and had a net change in unrealized losses on investments of $7.2 million. The unrealized losses for the quarter were primarily driven by decreases in fair value and quarterly amortization of original issue discounts, partially offset by new upfront fees for originations during the quarter. Additionally, the Company had $0.3 million of deferred income tax expense related to unrealized gains on equity investments in the Company’s wholly owned taxable subsidiary.

Portfolio and Investment Activity

	As of
($ in thousands)	December 31, 2025		September 30, 2025

Investments at fair value	$2,198,421		$2,255,513
Number of portfolio companies	107		108
Average portfolio company investment size	$20,546		$20,884

Asset class:
First lien debt	93.2%		93.7%
Subordinated debt	4.9%		4.6%
Equity	1.9%		1.7%

Non-accrual debt investments:
Non-accrual investments at fair value	$30,951		$30,974
Non-accrual investments as a percentage of debt investments at fair value	1.4%		1.4%
Number of investments on non-accrual	5		5

Interest rate type:
Percentage floating-rate	95.7%		96.0%
Percentage fixed-rate	4.3%		4.0%

Yields excluding non-income producing debt investments (at fair value):
Weighted average yield on private middle market loans	10.4%		10.7%
Weighted average yield on broadly syndicated loans	6.0%		6.7%
Weighted average yield on total debt portfolio	10.3%		10.6%

Yields including non-income producing debt investments (at fair value):
Weighted average yield on private middle market loans	10.2%		10.5%
Weighted average yield on broadly syndicated loans	6.0%		6.7%
Weighted average yield on total debt portfolio	10.1%		10.4%

Investment activity during the quarter ended:
Gross new investment commitments	$112,814	(1)	$295,492	(2)
Principal amount of investments funded	$99,336	(1)	$273,574	(2)
Principal amount of investments sold or repaid	$(151,507	) (1)	$(186,434	) (2)
Net principal amount of investments funded (repaid)	$(52,171)		$87,140

(1)	For the quarter ending December 31, 2025, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $19,810 of investments sold or repaid.

(2)	For the quarter ending September 30, 2025, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $112,952 of investments sold or repaid

Liquidity and Capital Resources

As of December 31, 2025, the Company had $275 million senior unsecured notes outstanding, $855 million borrowed under its credit facilities and cash and cash equivalents of $43.4 million (including investments in money market funds). As of that date, the Company had $545 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

As of December 31, 2025, the Company’s debt-to-equity ratio was 1.02x and its asset coverage ratio was 198%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). The Company may operate above or below its target based on market conditions.

Recent Developments

●	On February 12, 2026, the Board of Directors declared a regular dividend to common stockholders in the amount of $0.40 per share. The regular dividend of $0.40 per share will be paid on April 16, 2026, to stockholders of record as of the close of business on March 31, 2026.

●	On February 20, 2026, the Company and its wholly owned special purpose financing subsidiary Kayne Anderson BDC Financing, LLC (“KABDCF”) amended the Revolving Funding Facility. Under the terms of the amendment, the Company extended the final maturity date to February 20, 2031 and reduced the interest rate on borrowings from daily SOFR plus 2.15% to daily SOFR plus 1.95% per annum.

●	From January 1, 2026 to February 20, 2026, the Company’s agent repurchased 1,020,586 shares of common stock at an average price of $14.25 per share for a total amount of $14.5 million. As of February 20, 2026, $45.4 million remains for repurchase under the Company’s amended 10b5-1 Plan.

Conference Call Information

KBDC will host a conference call at 10:00 am ET on Tuesday, March 3, 2026, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

●	Domestic: 800-715-9871

●	International: +1 646-307-1963

●	Conference ID: 2616610

Webcast Link

https://events.q4inc.com/attendee/890378919

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. A telephone replay will also be available by dialing 800-770-2030 (domestic) and +1 609-800-9909 (international) and conference ID of 2616610. The replay will be available until March 10, 2026.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	December 31,	December 31,
	2025	2024
Assets:
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $2,079,041 and $1,956,617)	$2,084,737	$1,982,947
Non-controlled, affiliated investments (amortized cost of $118,459 and $15,438, respectively)	113,684	12,196
Investments in money market funds (amortized cost of $25,409 and $48,683)	25,409	48,683
Cash	18,027	22,375
Deposits for investments	13,015	-
Receivable for sales of investments	7,168	-
Receivable for principal payments on investments	308	540
Interest receivable	24,063	14,965
Prepaid expenses and other assets	291	958
Total Assets	$2,286,702	$2,082,664

Liabilities:
Corporate Credit Facility	$135,000	$250,000
Unamortized Corporate Credit Facility issuance costs	(3,372)	(3,235)
Revolving Funding Facility	525,000	420,000
Unamortized Revolving Funding Facility issuance costs	(4,671)	(4,746)
Revolving Funding Facility II	195,000	113,000
Unamortized Revolving Funding Facility II issuance costs	(2,100)	(1,251)
Notes	274,701	75,000
Unamortized notes issuance costs	(2,560)	(643)
Shares repurchased payable	496	-
Distributions payable	27,213	28,424
Management fee payable	5,613	3,712
Incentive fee payable	3,935	-
Accrued expenses and other liabilities	22,041	15,236
Accrued excise tax expense	475	825
Total Liabilities	$1,176,771	$896,322

Commitments and contingencies

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 67,998,184 and 71,059,689 as of December 31, 2025 and December 31, 2024, respectively, issued and outstanding	$68	$71
Additional paid-in capital	1,108,001	1,152,396
Total distributable earnings (deficit)	1,862	33,875
Total Net Assets	$1,109,931	$1,186,342
Total Liabilities and Net Assets	$2,286,702	$2,082,664
Net Asset Value Per Common Share	$16.32	$16.70

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts)

	For the Three Months Ended		For the Years Ended
	December 31		December 31
	2025	2024	2025	2024
Income:	(Unaudited)	(Unaudited)
Investment income from investments:
Interest income from non-controlled, non-affiliated investments	$54,392	$55,282	$220,909	$208,178
Interest income from non-controlled, affiliated investments	2,700	-	4,763	754
Payment-in-kind interest income from non-controlled, non-affiliated investments	4,578	587	9,093	2,706
Dividend income	233	471	1,054	1,468
Total Investment Income	61,903	56,340	235,819	213,106

Expenses:
Management fees	5,613	4,950	21,739	17,487
Incentive fees	3,935	5,104	17,296	17,449
Interest expense	20,645	16,552	76,361	61,516
Professional fees	350	461	1,432	1,503
Directors fees	164	158	638	621
Excise tax expense (benefit)	474	825	431	817
Other general and administrative expenses	606	609	2,381	2,159
Total Expenses	31,787	28,659	120,278	101,552
Less: Management fee waiver	-	(1,238)	(2,071)	(2,900)
Less: Incentive fee waiver	-	(5,104)	-	(14,818)
Net Expenses	31,787	22,317	118,207	83,834
Net Investment Income (Loss)	30,116	34,023	117,612	129,272

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	(613)	708	(79)	570
Total net realized gains (losses)	(613)	708	(79)	570
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(7,172)	1,460	(20,636)	4,783
Non-controlled, affiliated investments	(32)	(25)	(1,533)	(1,968)
Total net change in unrealized gains (losses)	(7,204)	1,435	(22,169)	2,815
Total realized and unrealized gains (losses)	(7,817)	2,143	(22,248)	3,385
Income tax (expense) benefit on unrealized appreciation/depreciation on investments	(331)	(717)	(1,658)	(717)
Net Increase in Net Assets Resulting from Operations	$21,968	$35,449	$93,706	$131,940
Per Common Share Data:
Basic and diluted net investment income per common share	$0.44	$0.48	$1.67	$2.03
Basic and diluted net increase in net assets resulting from operations	$0.32	$0.50	$1.33	$2.07
Weighted Average Common Shares Outstanding - Basic and Diluted	68,482,556	71,032,941	70,255,235	63,762,377

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations
kaynebdc@kaynecapital.com